Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman Executive Vice President Chief Financial Officer Chico’s FAS, Inc. (239) 274-4105	F. Michael Smith Vice President Investor and Community Relations Chico’s FAS, Inc. (239) 274-4797
Chico’s FAS, Inc. Names Michele Cloutier
Brand President — Chico’s
     Fort Myers, FL - October 31, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today announced that Michele Cloutier has been promoted to Brand President — Chico’s.
     Since March 2007, Ms. Cloutier has served as the Company’s Executive Vice President — Chief Merchandising Officer — Chico’s. Ms. Cloutier joined the Company in September 2006 as Executive Vice President — General Merchandise Manager for the Chico’s brand. Over the years, Ms. Cloutier has worked as a senior executive for numerous retailers including Ann Taylor, Gap, Gap Body, and Banana Republic.
     Scott A. Edmonds, Chairman, President and CEO commented, “I am extremely pleased to announce that Michele will be the Brand President for Chico’s. Michele is an outstanding merchant and leader. On behalf of the entire Board of Directors and management team, I congratulate Michele for this well deserved promotion.”
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 998 women’s specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 588 Chico’s front-line stores, 36 Chico’s outlet stores, 287 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 67 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company